NEWS RELEASE Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

DRAFT A

U.S. CONCRETE ANNOUNCES RECEIPT OF DEFICIENCY
NOTICE FROM NASDAQ

HOUSTON, TEXAS — March 8, 2010 — U.S. Concrete, Inc. (NASDAQ: RMIX) announced today that, as expected, it has received a letter from The Nasdaq Stock Market indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under the Nasdaq Marketplace Rules. The Company has been provided an initial period of 180 calendar days, or until September 7, 2010, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with the rule if at any time before September 7, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

In the event the Company cannot demonstrate compliance with the minimum bid price rule by September 7, 2010, the Nasdaq staff will send the Company written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.3 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.